EXHIBIT 99.1

IZEA Reports Record Third Quarter Revenue, Up 182%
All Time Record Bookings, Up 230%

Orlando, Florida (November 16, 2015) - IZEA, Inc. (OTCQB: IZEA), operator of the premiere online marketplace that connects brands and publishers with influential content creators, today announced record results for its third quarter ended September 30, 2015.

Third Quarter Financial Highlights:

•	Closed on $12.9 Million Warrant Conversion with 81.5% participation.

•	Revenue for the quarter increased 182% to a record $5.4 million compared to Q3 2014, the highest quarterly revenue in company history.

•	Bookings for the quarter grew over 230% year-over-year to a record $6.7 million, up from $2.0 million in Q3 2014.

•	Sponsored Social revenue for the quarter grew 80% year-over-year to $3.2 million, up from $1.8 million; Content revenue was $2.2 in Q3 2015.

•	New opportunity pipeline, a representation of new client proposals generated within the quarter, grew to $36.2 million, up from $16.4 million in Q3 2014, an increase of 120%.

•	Gross profit was 40% in Q3 2015.

Third Quarter Operational Highlights:

•	IZEAx aggregate network reach increased to 3.18 billion fans and followers at the end of the quarter, up 7% compared to Q2 2015 and 240% year-over-year.

•	IZEAx registered users increased 13% to 583,000 in Q3 2015 compared to Q2 2015, and increased 507% from Q3 2014.

•	Settled patent dispute with Blue Calypso.

IZEA ended the quarter with cash and cash equivalents of $13.3 million, receivables of $3.0 million and an untapped $5 million credit facility with Bridge Bank. The company had unearned revenue of $2.4 million, with an additional $3.3 million of booked business not yet billed. Total stockholders’ equity was $16.2 million at the end of the quarter.

“In the third quarter, we saw exceptional bookings growth of both Sponsored Social and Content. Not only did we set an all time quarterly bookings record for the quarter, we also received the largest single booking in the history of the company with a top 5 ecommerce company. In September 2015, we delivered our first month in excess of $3 million in bookings, another milestone for our growing sales team,” commented Ted Murphy, IZEA’s Chairman and Chief Executive Officer.

“In addition to top line bookings and revenue growth, we are becoming more efficient and effective in our sales operations. Our nine-month average bookings per salesperson through the end of Q3 2015 has increased 106% over our Q3 2014 nine month average. As a company, we are executing against a three-year vision to grow our annual bookings to $100 million by the end of 2018. Our leadership team is building the foundation required in order to achieve that goal, while continuing to discover operational efficiencies and software automation opportunities,” said Murphy.

Third Quarter 2015 Results:
Revenue for the third quarter of 2015 was $5,442,457 compared to $1,931,671 for the third quarter of 2014, an increase of 182% due to increases in Sponsored Social and Content revenue. Gross profit for the quarter was $2,152,000, up from $1,239,454 during the same period in 2014, an increase of 74%.

Operating expense for the third quarter of 2015 was $3,038,561, compared to $2,802,187 during the same period in 2014. Operating expenses increased primarily as the result of increases in the number and cost of personnel related expenses as the Company continues to invest in additional sales and engineering staff. Additionally, the Company incurred higher legal fees during the quarter in its defense and settlement of its only outstanding patent litigation for $390,506.

Operating EBITDA was $(2,167,433) for the quarter compared to $(1,309,551) during the same period last year. The decrease in EBITDA is primarily due to the legal settlement and continued investments in new hires and technology in 2015. Net loss for the quarter was $(2,645,087) compared to net income of $685,370 during the same period last year, primarily due to a $2,134,440 difference in the gain on the change in the fair value of derivatives between periods and the increase in legal settlements in 2015. Cash used for operating activities was $2,025,290 during the three months ended September 30, 2015.

Basic and diluted loss per common share for the quarter was $(.03), compared to basic and diluted income per common share of $.01 for the third quarter of 2014.

Investor Conference Call
The Company will host a conference call today at 4:30 p.m. ET, during which IZEA management will discuss the financial results and be available to answer any questions from investors.

Conference Date:          11/16/15
Conference Start Time:      4:30 pm Eastern
Dial-In Number:         (201) 689-8472

Electronic replay of the conference call will be available through November 23, 2015 by dialing 1-858-384-5517 and entering PIN number 13624690. IZEA will also post a downloadable file onto the Investor Relations area of http://corp.izea.com.

About IZEA
IZEA operates the premiere online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Financial Methodology & Related Disclosures
"EBITDA" is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions.

We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines EBITDA as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals, changes in contingent acquisition costs or impairment and all other income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include the company's estimated levels of bookings and revenues for the 2015 fiscal year. These forward-looking statements are based largely on IZEA's current expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital on a timely basis, difficulties in integrating Ebyline’s platforms and operations and achieving the expected benefits from the acquisition, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

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IZEA Investor Relations

Budd Zuckerman
Genesis Select
(303) 415-0200
bzuckerman@genesisselect.com

IZEA Media Relations

Brent Diggins
Allison+Partners
(623) 201-5554
izea@allisonpr.com

IZEA, Inc.
Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$13,273,048	$6,521,930
Accounts receivable, net	3,048,299	2,156,378
Prepaid expenses	745,426	190,604
Other current assets	13,317	61,424
Total current assets	17,080,090	8,930,336

Property and equipment, net of accumulated depreciation of $389,174 and $239,521	595,549	588,919
Goodwill	2,468,289	—
Intangible assets, net of accumulated amortization of $395,333 and $0	1,974,667	—
Software development costs, net of accumulated amortization of $171,185 and $85,331	413,365	483,544
Security deposits	119,671	100,641
Total assets	$22,651,631	$10,103,440

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$940,993	$310,611
Accrued expenses	1,151,468	394,617
Unearned revenue	2,358,895	1,767,074
Current portion of deferred rent	10,772	—
Current portion of capital lease obligations	15,602	54,376
Current portion of acquisition costs payable	833,227	—
Total current liabilities	5,310,957	2,526,678

Deferred rent, less current portion	107,303	106,531
Capital lease obligations, less current portion	—	7,291
Acquisition costs payable, less current portion	977,669	—
Warrant liability	10,780	3,203,465
Total liabilities	6,406,709	5,843,965

Stockholders’ equity:
Common stock, $.0001 par value; 200,000,000 shares authorized; 104,002,308 and 57,697,666, respectively, issued and outstanding	10,400	5,770
Additional paid-in capital	48,077,162	27,195,055
Accumulated deficit	(31,842,640)	(22,941,350)
Total stockholders’ equity	16,244,922	4,259,475

Total liabilities and stockholders’ equity	$22,651,631	$10,103,440

IZEA, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenue	$5,442,457	$1,931,671	$14,205,693	$5,857,946
Cost of sales	3,290,457	692,217	8,649,308	1,998,406
Gross profit	2,152,000	1,239,454	5,556,385	3,859,540

Operating expenses:
General and administrative	1,056,473	1,287,048	5,081,367	3,600,621
Sales and marketing	1,982,088	1,515,139	5,310,124	3,726,370
Total operating expenses	3,038,561	2,802,187	10,391,491	7,326,991

Loss from operations	(886,561)	(1,562,733)	(4,835,106)	(3,467,451)

Other income (expense):
Interest expense	(31,191)	(5,519)	(86,354)	(20,587)
Loss on exchange of warrants	(1,845,810)	—	(1,845,810)	—
Change in fair value of derivatives, net	115,904	2,250,344	(2,139,540)	5,625,555
Other income, net	2,571	3,278	5,520	7,677
Total other income (expense)	(1,758,526)	2,248,103	(4,066,184)	5,612,645

Net income (loss)	$(2,645,087)	$685,370	$(8,901,290)	$2,145,194

Weighted average common shares outstanding – basic	81,512,092	57,350,743	65,728,626	50,584,635
Basic income (loss) per common share	$(0.03)	$0.01	$(0.14)	$0.04

Weighted average common shares outstanding – diluted	81,512,092	69,428,993	65,728,626	63,663,192
Diluted income (loss) per common share	$(0.03)	$0.01	$(0.14)	$0.03

IZEA, Inc.
Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(8,901,290)	$2,145,194
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation	149,873	65,683
Amortization of software development costs and other intangible assets	481,187	103,529
Loss on disposal of equipment	595	16,192
Provision for losses on accounts receivable	36,000	—
Stock-based compensation	511,202	389,002
Value of stock and warrants issued or to be issued for payment of services	136,592	147,860
Gain on change in value of contingent acquisition costs payable	(1,734,300)	—
Loss on exchange of warrants	1,845,810	—
Change in fair value of derivatives, net	2,139,540	(5,625,555)
Cash provided by (used for):
Accounts receivable	(611,400)	183,968
Prepaid expenses and other current assets	(465,191)	(454,839)
Accounts payable	87,043	(174,386)
Accrued expenses	726,643	30,326
Unearned revenue	557,927	(156,156)
Deferred rent	1,644	60,508
Net cash used for operating activities	(5,038,125)	(3,268,674)

Cash flows from investing activities:
Purchase of equipment	(145,579)	(159,974)
Increase in software development costs	—	(206,529)
Acquisition, net of cash acquired	(905,586)	—
Security deposits	(477)	(11,067)
Net cash used for investing activities	(1,051,642)	(377,570)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants, net	—	10,932,912
Proceeds from exercise of options & warrants	12,886,950	112,800
Payments on notes payable and capital leases	(46,065)	(49,602)
Net cash provided by financing activities	12,840,885	10,996,110

Net increase in cash and cash equivalents	6,751,118	7,349,866
Cash and cash equivalents, beginning of year	6,521,930	530,052

Cash and cash equivalents, end of period	$13,273,048	$7,879,918

Supplemental cash flow information:
Cash paid during period for interest	$5,805	$11,870

Non-cash financing and investing activities:
Fair value of warrants issued	$51,950	$12,382,216
Acquisition costs payable for assets acquired	$3,942,639	$—
Acquisition costs paid through issuance of common stock	$250,000	$—
Fair value of warrants reclassified from liability to equity	$6,530,046	$3,166,482
Acquisition of assets through capital lease	$—	$41,339

IZEA, Inc.
Reconciliation of GAAP to Non-GAAP Operating EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income (loss)	$(2,645,087)	$685,370	$(8,901,290)	$2,145,194
Non-cash stock-based compensation	188,458	142,252	511,202	389,002
Non-cash stock issued for payment of services	31,251	18,750	136,592	147,860
Change in the fair value of derivatives	(115,904)	(2,250,344)	2,139,540	(5,625,555)
Loss on exchange of warrants	1,845,810	—	1,845,810	—
Loss on disposal of equipment	595	16,593	595	16,192
Gain on change in value of contingent acquisition costs payable	(1,734,300)	—	(1,734,300)	—
Interest expense	31,191	5,519	86,354	20,587
Depreciation & amortization	230,553	72,309	631,060	160,495
Operating EBITDA	$(2,167,433)	$(1,309,551)	$(5,284,437)	$(2,746,225)